UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 7, 2007
(Date of earliest event reported)

POWER TECHNOLOGY, INC.
(Exact name of small Business Issuer as specified in its charter)

NEVADA	88-0395816
(State or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)
541710
(Primary Standard Industrial Classification Code)
7101 Highway 71 West
Austin, Texas	78735
(Address of principle executive offices)	(Zip Code)

(512) 288-8528
Issuer’s telephone number, including area code

ITEM 8.01 Other Events

Prototype Battery Preliminary Test results

During April of 2007, a commercial battery plant used our reticulated vitreous carbon electrodes to manufacture five sealed valve regulated, absorption glass mat (VRLA) twelve volt lead acid batteries. Each battery had six two volt cells and each two volt cell was assembled with 3 positive and 3 negative electrodes. The prototype batteries were manufactured using existing standard processes and machinery necessary for insertion of our electrodes into the battery case. The completion of the manufacturing of our prototype batteries used existing standard processes, methods, and machinery commonly used in the manufacture of a typical lead acid battery. Our prototype batteries were tested at the manufacturing plant. The prototype batteries were tested by the manufacturer and passed all the standard quality control tests including pressure testing, leak testing and internal short circuit testing. The manufacturer of the battery has completed preliminary testing of one prototype battery. We have completed preliminary testing of three of the prototype batteries. The manufacturer of the battery and we both determined that, as manufactured, there was not sufficient electrolyte present and the performance of the prototype batteries was limited. When the battery manufacturer and we added additional electrolyte to the prototype batteries, the performance of the prototype batteries significantly improved.

The following table reflects the results of the battery manufacturer’s testing of one prototype battery:

Discharge	20 hrs		9 hrs
	Extra Volume Electrolyte Added	Insufficient Volume of Electrolyte	Insufficient Volume of Electrolyte
Current (Amperes) (A)	3	3	5
Capacity (Ah) Ampere hours	67	55	50
Positive Active Material Efficiency (PAM %)	51	42	38
Note: Cutoff voltage: 10.5 V

We reformed and recharged three of the prototype batteries and the following table reflects the results of our testing of three of the prototype batteries compare:

Discharge	20 hrs		9 hrs
	Extra Volume Electrolyte Added	Insufficient Volume of Electrolyte	Insufficient Volume of Electrolyte
Current (Amperes) (A)	3	3	5
Capacity (Ah) Ampere hours	71	58	53
Positive Active Material Efficiency (PAM %)	54	45	40
Note: Cutoff voltage: 10.5 V

We also manufactured a flooded, 2 Volt battery using the same standard reticulated vitreous carbon electrodes used in the 12 Volt prototype batteries. We tested this battery at our pilot plant. The following table shows the 2 volt battery test data:

Discharge	Current (Ampere per square inch) (A/in2)	Capacity Ampere Hour per square inch (Ah/in2)	Positive Active Material Efficiency PAM (%)
20 hours	0.05	1.03	59
15 hours	0.06	0.92	54
7 hours	0.12	0.84	49
Notes	1. 2 Volt flooded battery with 1 positive plate and 2 negative electrodes 2. Cutoff voltage: 1.75 V 3. Size of 2V battery electrodes: 5.50” x 4.87”

Conventional lead acid batteries have Positive Active Material Efficiency of approximately 38%.

Our 2 volt flooded battery has a higher utilization of Positive Active Material Efficiency, 59% compared to our 12 volt prototype battery Positive Active Material Efficiency of 54%.

Based on the tests, we concluded that rather than manufacturing batteries with an equal number of positive electrodes and negative electrodes per cell, we should manufacture additional prototype batteries that employ one more negative electrodes per cell than the number of positive electrodes per cell to ensure the positive active material will contribute to the capacity and increase the batteries performance.

We are continuing to perform testing on the prototype batteries to determine their cycle life, which is the number of times a rechargeable battery can be charged and discharged

Default in Obligation Under Employment Agreement

As of August 15, 2007, we were in default in our obligations under our employment agreement with Joey Jung, our Vice President, and Chief Technology Officer. As of that date we were in arrears in payment to Mr. Jung of four months salary, totaling approximately $37,879. Mr. Jung advised us that if we are not able to reach an agreement concerning payments to him that he intends to resign as Vice President and Chief Technology Officer of the Company on August 31, 2007.

Termination of Employment of Robert Magyar

Mr. Robert Magyar terminated his employment as President of our wholly owned subsidiary, Sentry Power Technology, Inc. as of August 7, 2007.

POWER TECHNOLOGY, INC.

Date: August 28, 2007	By:	/s/ Bernard J. Walter
Bernard J. Walter
Chief Executive Officer and President